Exhibit 99.1

MedMen Announces Edward Record as CEO

04/27/2022

LOS ANGELES--(BUSINESS WIRE)--MedMen Enterprises Inc. (“MedMen” or the “Company”) (CSE: MMEN) (OTCQX: MMNFF), a premier cannabis retailer with operations across the United States, today announced the appointment of Edward Record as Chief Executive Officer, effective immediately. Record succeeds interim CEO Michael Serruya, who will continue to serve as Chairman of the Board.

Record joined MedMen’s Board of Directors in 2021. He brings deep retail and restructuring experience, having overseen financial and operational performance for several large national retailers. He previously served as the Chief Financial Officer for Hudson’s Bay Company, whose U.S. holdings include Saks Fifth Avenue. Before joining HBC, Record was Chief Financial Officer for J.C. Penney. Prior to J.C. Penney, Record held leadership positions at Stage Stores, Kohl’s and Belk.

“We are pleased to announce Ed as our CEO,” said Michael Serruya, MedMen’s Chairman of the Board. “Ed has the operational discipline and restructuring expertise that MedMen requires at this time, as well as a deep understanding of MedMen’s business model and strategy, inclusive of critical repositioning of the balance sheet and real estate portfolio.”

The Company also announced it has received notification from Roz Lipsey, Chief Operating Officer, of her decision to resign, effective May 20, 2022. Continued Serruya, “We appreciate Roz’s contributions to the organization over the years and wish her well in her future endeavors.”

ABOUT MEDMEN:

MedMen is a premier American cannabis retailer with an operational footprint in California, Nevada, Illinois, Arizona, Massachusetts, and Florida. MedMen offers a robust selection of high-quality products, including MedMen-owned brands MedMen Red and LuxLyte through its premium retail stores, proprietary delivery service, as well as curbside and in-store pickup. MedMen Buds, an industry-first loyalty program, provides exclusive access to promotions, product drops and content. MedMen believes that a world where cannabis is legal and regulated is safer, healthier, and happier. Learn more about MedMen at www.medmen.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20220427006085/en/

MedMen Media Contact:

Lisa Weser

MedMen@Trailblaze.co

MedMen Investor Relations Contact:

Investors@MedMen.com